                    AMENDMENT OF CONSTRUCTION LOAN AGREEMENT


         This Agreement, entered this 19th day of September, 1996, by and between Winners Entertainment, Inc. and its wholly owned subsidiary Mountaineer Park, Inc. ("WINS/MPI") and Richard C. Breeden, solely in his official capacity as trustee of the estate of Bennett Management and Development Corp. and Bennett Funding Group (the "Trustee").

         WHEREAS, MPI as borrower, WINS as guarantor, and Bennett Management and Development Corp. ("BMDC") as lender entered a Construction Loan Agreement dated as of June 27, 1994, which was amended by agreements dated September 27, 1994, December 7, 1994, February 10, 1995, April 10, 1995, and July 7, 1995,
and certain repayment terms of which were extended by agreements dated October 31, 1995, November 28, 1995, and January 12, 1996 (the "Amended Loan Agreement"); and

         WHEREAS, MPI borrowed from BMDC in the aggregate $10.2 million principally for renovations at the Mountaineer Racetrack and Gaming Resort located in Chester, Hancock County, West Virginia; and

         WHEREAS, the loans made pursuant to the Amended Loan Agreement are evidenced by a Promissory Note dated June 28, 1994 and are secured by (i) the real estate and improvements constituting the Mountaineer Racetrack and Gaming Resort pursuant to a Credit Line Deed of Trust made June 27, 1994, which is of record in Hancock County, West Virginia; and (ii) pursuant to the agreement of January 12, 1996, certain personalty reflected by a UCC-1 Financing Statement dated July 2, 1996, which is of record in Charleston, West Virginia; and

         WHEREAS, pursuant to the Amended Loan Agreement MPI was obligated to make payments of interest only through April of 1996 and since May of 1996 has been obligated to make payments of principal and interest on a thirty-six (36) month schedule of amortization and has met all of its obligations with respect to such payments through and including the payment that became due on August 31, 1996; and

         WHEREAS, pursuant to the Amended Loan Agreement WINS was obligated to issue BMDC in the aggregate 1,530,000 shares of WINS common stock and did in fact issue and deliver such shares (1,125,000 of which were mistakenly issued in the name of Bennett Funding Group) (the "Shares"); and

         WHEREAS, on July 1, 1996, MPI and WINS filed an adversary proceeding against BMDC in the United States Bankruptcy Court for the Northern District of New York, seeking compensatory and punitive damages, recoupment and setoff, and other equitable relief, including declaratory and injunctive relief for lender liability (the "Litigation"), and alleging, among other things, that the conduct of BMDC had impaired WINS' and MPI's ability to refinance the Amended Loan Agreement prior to the commencement of the principal payments; and

         WHEREAS, the Trustee desires to obtain the voluntary dismissal of the Litigation in order to conserve the resources of the estate of BMDC; and

         WHEREAS, in order to realize such cost savings, as well as to enhance the value of the Shares, the Trustee is willing, subject to (i) the approval of the United States Bankruptcy Court for the Northern District of New York (the "Court") and (ii) the terms and conditions set forth below, to make the accommodations set forth below:

         NOW THEREFORE, in consideration of the mutual promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Bankruptcy Court Approval. The parties hereto acknowledge that this Agreement is expressly subject to the approval of the Court, upon application to be made by the Trustee upon proper notice to BMDC's creditors. The Trustee shall use his best efforts to file this amendment with the Court as soon as possible.

         2. Effective Date. If this Agreement is approved by the Court, then the Agreement shall become effective as of October 31, 1996 such that the payment due from MPI on that date shall be subject to the terms hereof (the "Effective Date").

         3. Dismissal of the Litigation; Mutual Releases. WINS and MPI shall dismiss the Litigation with prejudice. Each party shall bear its own legal fees and expenses. The parties hereby agree to execute the Amended and Restated Mutual Releases attached hereto as Exhibit A.

         4. Settlement with American Gaming & Entertainment, Ltd. On the Effective Date of this Agreement, the Trustee shall deliver to MPI the acknowledgement of American Gaming & Entertainment, Ltd. and its wholly owned subsidiary, Gamma of West Virginia, Inc. ("AGEL"), in the form attached hereto as Exhibit B, that the Settlement Agreement dated as of June 30, 1995 (the "Settlement Agreement"), a copy of which is attached hereto as Exhibit C, is in full force and effect and that WINS, MPI, and AGEL shall assume, for purposes of such acknowledgement, that Termination, as that term is defined in the Settlement Agreement, has occurred.

         5. Modification of Principal Amortization. The Amended Loan Agreement shall be further amended such that rather than thirty-six (36) equal payments of principal (together with interest at the rate of 12.5% per annum) on the last day of each month, MPI shall make payments of principal in the amount of $75,000 per month for the months of October through March inclusive and $125,000 per month for the months of April through September inclusive as follows:

October 31, 1996                           $ 75,000
November 30, 1996                          $ 75,000
December 31, 1996                          $ 75,000
January 31, 1997                           $ 75,000
February 28, 1997                          $ 75,000
March 31, 1997                             $ 75,000

April 30, 1997                             $125,000
May 31, 1997                               $125,000
June 30, 1997                              $125,000
July 31, 1997                              $125,000
August 31, 1997                            $125,000
September 30, 1997                         $125,000
October 31, 1997                           $ 75,000
November 30, 1997                          $ 75,000
December 31, 1997                          $ 75,000
January 31, 1998                           $ 75,000
February 28, 1998                          $ 75,000
March 31, 1998                             $ 75,000
April 30, 1998                             $125,000
May 31, 1998                               $125,000
June 30, 1998                              $125,000
July 31, 1998                              $125,000
August 31, 1998                            $125,000
September 30, 1998                         $125,000
October 31, 1998                           $ 75,000
November 30, 1998                          $ 75,000
December 31, 1998                          $ 75,000
January 31, 1999                           $ 75,000
February 28, 1999                          $ 75,000
March 31, 1999                             $ 75,000
April 30, 1999                             Remaining Principal Balance


The interest rate shall remain the same (unless increased pursuant to Paragraph 7 below). The term of the loans, however, shall not be changed, and any principal balance outstanding on the termination date, together with any accrued but unpaid interest, shall be due and payable on the date set forth in the Amended Loan Agreement. MPI will give the Lender ten (10) days notice of any prepayment.

         6. WINS Shares: Right to Match/Option to Purchase. WINS hereby acknowledges and confirms that BMDC is the owner of the Shares and that the Shares are fully-paid and non-assessable. In the event the Trustee desires to sell the Shares, in whole or in part, the Trustee shall provide WINS written notice of a bona fide offer of a non-affiliate to purchase the Shares. Upon receipt of the Trustee's notice, WINS shall have seven (7) business days in which to provide the Trustee written notice of its desire to match such offer and purchase the Shares. Within three (3) business days after providing notice, WINS shall deliver good funds representing the purchase price to the Trustee against delivery of the certificates representing the Shares, duly endorsed with Medallion signature guarantee. If WINS does not desire to purchase the Shares or fails timely to deliver the purchase price after providing notice of an intent to match a bona fide offer, then the Trustee shall be permitted to sell the Shares to the offeror without any further obligation to WINS. WINS shall have no liability for any damages suffered by the Trustee or the estate of BMDC in the event WINS provides notice of an intent to exercise its right to match, but for whatever reason determines not to purchase the Shares. The right to match shall terminate on December 31, 1997.

          For a period commencing on the date MPI fully satisfies the loans (the "Satisfaction Date") and terminating at the close of business (Eastern
Time) ten (10) business days thereafter (the "Option Period") -- assuming BMDC (or the Bennett Funding Group) still owns the Shares -- WINS shall have the option to purchase all (but not part) of the Shares for a price per share equal to 90% of the average closing bid price of the Shares as reported by Nasdaq for the twenty (20) consecutive trading days immediately preceding the Satisfaction Date, but in no event less than $1.125 per share; provided that if the exercise of the option by WINS during the Option Period would result in liability under
Section 16(b) of the Securities Exchange Act of 1934, as amended, because of the matching of the sale of shares upon the exercise of the option with an acquisition of shares under the Amended Loan Agreement, the option shall not become exercisable until the earliest date at which such liability would not be triggered and shall extend for ten additional business days from such date.
Any delay of the date on which the option may be exercised occasioned by compliance with Section 16(b) shall have no effect on the price per share to be paid by WINS upon exercise of the option. Unless the Shares have been sold prior to the Satisfaction Date in a transaction consistent with this Agreement, the Trustee shall not sell the Shares to anyone other than WINS or its assignee during the Option Period or any extension thereof. The option is not applicable in the context of an acquisition of all of the stock of WINS.

         7.      Additional Stock; Increased Interest Rate.  (a) Article II,
Section 2.2 of the Amended Loan Agreement, "Issuance of Additional Shares," which was amended in its entirety on July 7, 1995 pursuant to Section 5 of Construction Loan Agreement Amendment V, is hereby amended such that the heading for Article II, Section 2.2 shall be "Issuance of Additional Shares; Increased Interest Rate" and the final paragraph of such section is deleted and replaced by the following:

                 In the event the loans have not been prepaid in full by January 1, 1997, Winners shall at its sole option on January 2, 1997 either (i) pay the Lender $500,000 or (ii) issue to Lender that number of Winners shares which when multiplied by the average market price would equal $750,000.

                 In the event the loans have not been prepaid in full by July 1, 1997, Winners shall at its sole option on July 2, 1997 either (i) pay the Lender $750,000 or (ii) issue to Lender that number of Winners shares which when multiplied by the average market price would equal $1,000,000.

                 In the event the loans have not been prepaid in full by December 31, 1997, Winners shall at its sole option on January 2, 1998 either (i) pay the Lender

                 $1,000,000 or (ii) issue to Lender that number of Winners shares which when multiplied by the average market price would equal $1,250,000.

         (b) In the event the loans have not been prepaid in full by December 31, 1997, the interest rate on any outstanding balance shall, as of January 1, 1998, increase from 12.5% to 14.5% until paid in full; provided, however, that
(i) if the holder of the second trust on MPI's property (currently Madeleine, LLC pursuant to a Deed of Trust and Term Loan Agreement dated as of July 2,
1996) for any reason does not approve such interest rate increase, then the interest rate shall not increase; and (ii) in lieu thereof, the schedule of amortization set forth in Section 5 above shall be further amended, beginning with the payment due January 31, 1998, as follows:

January 31, 1998                           $100,000
February 28, 1998                          $100,000
March 31, 1998                             $100,000
April 30, 1998                             $200,000
May 31, 1998                               $200,000
June 30, 1998                              $200,000
July 31, 1998                              $200,000
August 31, 1998                            $200,000
September 30, 1998                         $200,000
October 31, 1998                           $100,000
November 30, 1998                          $100,000
December 31, 1998                          $100,000
January 31, 1999                           $100,000
February 28, 1999                          $100,000
March 31, 1999                             $100,000
April 30, 1999                             Remaining Principal Balance


         To the extent additional amounts are not paid or shares issued pursuant to Section 7(a), Lender shall be paid the original additional consideration of $2,500,000 of shares valued as of January 2, 1997 as provided in the amendment of the Construction Loan Agreement dated July 5, 1995, less any amounts paid or shares issued under Section 7(a).

         To the extent any Shares issued pursuant to the Construction Loan Agreement as hereby amended are restricted and are not eligible for public sale pursuant to Court order or exemption, then such Shares shall have piggyback registration rights with respect to any registered offering of shares by WINS or any shareholder of WINS, except for registered offerings undertaken in connection with the Term Loan Agreement dated as of July 2, 1996 among MPI, WINS, and Madeleine, LLC, until December 31, 1997 and demand registration rights after December 31, 1997 or any other time at which there is a registered offering in connection with the Term Loan Agreement.

         8. No Other Changes. No amendment, change, or modification of the Amended Loan Agreement is intended except as specifically set forth herein. During the term of the Construction Loan Agreement as amended hereby, MPI will not amend any other loan agreement to which it is a party or become an obligor under any new loan agreement without the permission of the Lender, which permission will not be unreasonably withheld.

         9. Notices. Any notices permitted or required hereunder shall be deemed effective when actually received by the parties as follows:

If to WINS and MPI:

Edson R. Arneault, President
Mountaineer Park, Inc.
State Route 2
Chester, West Virginia  26034

with a copy to:

Robert L. Ruben, Esq.
Freer & McGarry, P.C.
1000 Thomas Jefferson Street, N.W.
Sixth Floor
Washington, D.C.  20007

If to the Trustee:

Richard C. Breeden, Trustee
Bennett Management and Development Corp.
2 Clinton Square
Syracuse, New York  13202

with a copy to:

James M. Cotter, Esq.
Simpson Thacher & Bartlett
425 Lexington Avenue
New York, New York  10017-3954

         10. Court Jurisdiction; Cooperation. All parties to this agreement submit to the jurisdiction of the Court for any disputes arising out of this agreement. The parties agree to cooperate in effecting the intentions of this agreement and to deliver additional documentation as may be required or deemed appropriate to implement the intentions of the parties.

         11. Trustee. The Trustee is entering into this settlement as Trustee only and shall have no personal responsibility.

         IN WITNESS WHEREOF, the parties hereto have approved and executed this Settlement Agreement as of the date first set forth above.


                          WINNERS ENTERTAINMENT, INC.


                          By:  /s/ Edson R. Arneault
                             ------------------------------------------------
                                   Edson R. Arneault, President


                          MOUNTAINEER PARK, INC.


                          By:  /s/ Edson R. Arneault
                             ------------------------------------------------
                                   Edson R. Arneault, President


                          By:  /s/ Richard C. Breeden
                             ------------------------------------------------
                                   Richard C. Breeden, Solely in His Capacity
                                   as Trustee of the Estate of Bennett
                                   Management and Development Corp.
                                   and Bennett Funding Group

Acknowledged and Agreed as to Paragraph 4 by:

AMERICAN GAMING & ENTERTAINMENT, LTD.


By:  /s/ J. Douglas Wellington
   ---------------------------
Its:

                                                                       EXHIBIT A


                 AMENDED AND RESTATED MUTUAL RELEASE AGREEMENT

         THE RELEASE EXTENDED BY MOUNTAINEER/WINNERS: The undersigned, Mountaineer Park, Inc., and Winner's Entertainment, Inc. (herein sometimes referred to collectively as "Mountaineer/Winners", for and in consideration of the execution and delivery by Richard C. Breeden, solely in his capacity as trustee (the "Trustee") of the estate of Bennett Management & Development Corp. and The Bennett Funding Group, Inc. of this Mutual Release Agreement, and subject to the limitations hereinafter set forth, hereby RELEASE and FOREVER DISCHARGE Bennett Management & Development Corp., The Bennett Funding Group, Inc., and their officers, directors, shareholders, employees, agents, servants, attorneys, successors, assigns, insurers, heirs and personal representatives, subsidiaries, and each and every other corporate or other type entity affiliated directly or indirectly with The Bennett Funding Group, Inc. ("Bennett affiliated entities"), and also their officers, directors, shareholders, employees, agents, servants, attorneys, successors, assigns, insurers, heirs and personal representatives and Richard C. Breeden, both personally and as Trustee, of and from any and all claims, suits and causes of action of whatsoever kind or character Mountaineer/Winners, or either of them, now has or may hereafter have, by reason of any damages, losses or expenses incurred or to be incurred and of whatever kind or character by the undersigned Mountaineer Park, Inc. or Winner's Entertainment, Inc., arising from or growing out of or in any way related to (1) the borrower-lender relationship between Mountaineer Park, Inc. and Bennett Management & Development Corp., or (ii) the relationships between or among any of the undersigned or any of the other parties released by this or the following paragraph ("other relationships") arising by reason of or growing out of or in any way related to said borrower-lender relationship between Mountaineer Park, Inc. and Bennett Management & Development Corp.

         THE RELEASE EXTENDED BY BENNETT/BENNETT: The undersigned, Bennett Management & Development Corp. and The Bennett Funding Group, Inc. (herein sometimes referred to collectively as "Bennett/Bennett"), for and in consideration of the execution and delivery by Mountaineer Park, Inc. and Winner's Entertainment, Inc., of this Mutual Release Agreement, and subject to the limitations hereinafter set forth, hereby RELEASE and FOREVER DISCHARGE Mountaineer Park, Inc. and Winner's Entertainment, Inc., and their officers, directors, shareholders, employees, agents, servants, attorneys, successors, assigns, insurers, heirs and personal representatives, subsidiaries, and each and every other corporate or other type entity affiliated directly or indirectly with Winner's Entertainment, Inc. ("Winner's affiliated entities"), and also their officers, directors, shareholders, employees, agents, servants, attorneys, successors, assigns, insurers, heirs and personal representatives, of and from any and all claims, suits and causes of action of whatsoever kind of character Bennett/Bennett, or either of them, now has or may hereafter have, by reason of any damages, losses or expenses incurred or to be incurred and of whatever kind or character by the undersigned Bennett Management & Development Corp. or The Bennett Funding Group, Inc., arising from or growing out of or in any way related to (i) the borrower-lender relationship between Mountaineer Park, Inc. and Bennett Management & Development Corp., or (ii) the relationships between or among any of the undersigned or any of the other parties released by this or the preceding paragraph ("other relationships") arising by reason of or growing out of or in any way related to said borrower-lender relationship between Mountaineer Park, Inc. and Bennett Management & Development Corp.

         LIMITATIONS: The undersigned declare it to be their understanding and intentions that their obligations under or related to the loan documents evidencing said borrower-lender relationship occurring prior to September 19, 1996, shall never be or become the basis of (or a part of the basis of) a claim, suit or cause of action by or against any of the undersigned. However, it is agreed that the releases hereby extended will not preclude a claim, suit or cause of action by any of the undersigned, nor an enforcement of remedies available to Bennett Management & Development Corp. (or its successors or assigns) under said loan documents, so long as such claim, suit, cause of action or enforcement of remedies is based solely upon a breach of obligation, or breach of duty, or failure to pay or failure to perform occurring on or after September 20, 1996.

         Mountaineer/Winners understand and agree that the aforesaid claims hereby released by them include, but are not limited to, any claims and possible claims stated in, implied by or inferred from (i) the content of a certain letter dated September 25, 1996, from Mountaineer Park, Inc. to Bennett Management & Development Corp. (signed by Edson R. Arneault and addressed to Kevin J. Kuppel), and (ii) the content of a certain letter dated September 6, 1995, from Mountaineer Park, Inc. to Bennett Management & Development Corp. (also, signed by Edson R. Arneault and addressed to Kevin J. Kuppel). Mountaineer/Winners further understand and agree that the aforesaid Bennett affiliated entities hereby released include, but are not limited to, American Gaming & Entertainment, Ltd., Gamma of West Virginia, Inc., and Gamma International, Ltd., insofar as claims, suits and causes of action by the undersigned would related directly or indirectly to the loan which is the basis of the aforesaid borrower-lender relationship.

         The undersigned hereby declare that the terms of this Release have been completely read and are fully understood and voluntarily accepted for the purpose of making a full and final compromise, adjustment and settlement, subject to the above-stated limitations, of any and all claims, disputed or otherwise, known or unknown, discovered or not discovered, on account of said borrower-lender relationship or said other relationships and for the express purpose of precluding forever, subject to the above-stated limitations, any further or additional claims, demands or suits against any and all entities and persons named or referred to herein as a released party, arising out of the aforesaid borrower-lender relationships or said other relationships.

         The undersigned understand and agree that the aforesaid payments of cash and execution and delivery of this Mutual Release Agreement were made by way of settlement and that liability for any claims hereby released have been and are specifically denied by the parties released hereby.

         The undersigned represent and warrant that the terms hereof were reached by them after full and complete opportunity to consult with counsel regarding the settlement and the effect of this release; that they execute this release voluntarily, freely, without compulsion or duress and mindful that it has legal consequences precluding any further action, subject to the above-stated limitations, on any claim they have or might have as to said borrower-lender relationship or said other relationships against the parties released; and that no person has made any promise or given any inducement whatsoever to encourage them to make this settlement other than the considerations above recited; and, that (i) no limitation or restriction exists as to the power or the authority of the undersigned to execute this release, (ii) the persons executing same on behalf of the undersigned have been duly authorized so to do, and (iii) this release is valid and binding and the provisions hereof are enforceable against the undersigned in accordance with its terms.

         This Mutual Release Agreement may be executed in any number of counterparts, each of which shall, for all purposes, be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

         WITNESS the following signatures as of the 19th day of September, 1996.

                                      MOUNTAINEER PARK, INC.


                                      By:    /s/ Edson R. Arneault
                                           ---------------------------------
 /s/ Naomi J. Balt
- ----------------------------
Witness                               Its:   President
                                            --------------------------------


                                      WINNER'S ENTERTAINMENT, INC.


                                      By:    /s/ Edson R. Arneault
                                           ---------------------------------
 /s/ Naomi J. Balt
- ----------------------------
Witness                               Its:   President
                                            --------------------------------


                                      BENNETT MANAGEMENT & DEVELOPMENT
                                               CORP.


                                      By:    /s/ Richard C. Breeden
                                           ---------------------------------
                                               Richard C. Breeden, Solely
- ----------------------------                   in His Capacity as Trustee
Witness                                        of the Estate of the Bennett
                                               Management and Development Corp.



                                      THE BENNETT FUNDING GROUP, INC.


                                      By:    /s/ Richard C. Breeden
                                           ---------------------------------
                                               Richard C. Breeden, Solely
- ----------------------------                   in His Capacity as Trustee
Witness                                        of the Estate of the Bennett
                                               Funding Group, Inc.

                                                                       EXHIBIT B

                     AMERICAN GAMING & ENTERTAINMENT, LTD.
                                  Bayport One
                          Yacht Club Drive, Suite 300
                     West Atlantic City, New Jersey  08232



                               September 19, 1996



Mr. Edson R. Arneault
President
Mountaineer Park, Inc.
State Route 2
Chester, West Virginia  26034

Dear Mr. Arneault:

         On behalf of American Gaming & Entertainment, Ltd. and its wholly owned subsidiary, Gamma of West Virginia, Inc., I am writing to acknowledge that the Settlement Agreement dated as of June 30, 1995 and executed by Winners Entertainment, Inc., Mountaineer Park, Inc., Gamma of West Virginia, Inc., and American Gaming & Entertainment, Inc. (the "Settlement Agreement") is in full force and effect. Winners Entertainment, Inc. and Mountaineer Park, Inc. may assume for purposes of this acknowledgement that Termination, as that term is defined in the Settlement Agreement, has occurred. Accordingly, the Management Agreement dated June 2, 1994 has automatically terminated and the relationship among the parties to the Settlement Agreement is as set forth therein.


ACKNOWLEDGED THIS 19th DAY OF September, 1996



BY:  /s/ J. Douglas Wellington
   -----------------------------------------
         J. Douglas Wellington, President

                                                                       EXHIBIT C


                              SETTLEMENT AGREEMENT

         This Settlement Agreement is entered as of June 30, 1995 among Winners Entertainment, Inc., a Delaware corporation ("Winners"), Mountaineer Park, Inc., a West Virginia corporation wholly owned by Winners ("Mountaineer"), and Gamma of West Virginia, Inc., a West Virginia corporation wholly owned by American Gaming & Entertainment, Ltd. ("Gamma").

         WHEREAS, Mountaineer and Gamma (by assignment from American Gaming & Entertainment, Ltd.) are parties to that certain Management Agreement made as of June 2, 1994, as subsequently amended, concerning the management of Permitted Activities (as that term is defined therein) at the Mountaineer Racetrack & Resort (the "Management Agreement"); and

         WHEREAS, Winners agreed to be bound by certain provisions of the Management Agreement; and

         WHEREAS, as of this date Winners, Mountaineer, and Gamma entered into a Stay Agreement with respect to the Management Agreement (the "Stay Agreement"); and

         WHEREAS, as of July 1, 1995, Mountaineer and American Newco, Inc., a corporation of which Alfred J. Luciani and J. Timothy Smith are sole shareholders, are entering into a Consulting Agreement; and

         WHEREAS, Gamma and/or its affiliates and Mountaineer and Winners wish to provide for the termination of the Management Agreement subject to and in accordance with the terms of the Stay Agreement.

         NOW, THEREFORE, for and in consideration of the mutual covenants, acknowledgments, and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. TERMINATION OF AGREEMENTS. The Management Agreement and, except as otherwise specifically provided herein, all relationships established thereby and obligations arising thereunder, shall immediately and automatically terminate upon the termination of the Stay Agreement pursuant to Section 2(a) thereof or the termination of the Consulting Agreement pursuant to Section 2(a)(b) or (c) thereof ("Termination"). Upon Termination, no party to this Settlement Agreement shall have any further rights or obligations under either the Management Agreement or any other written or oral agreement that may have been in effect prior to the execution of this Settlement Agreement (except for the Consulting Agreement), all of which shall be of no further force or effect. This Settlement Agreement shall not take effect and no party shall have any rights or obligations hereunder until Termination.

         2. SETTLEMENT OF ACCOUNTS; RETURN OF RECORDS. Upon Termination, Gamma will immediately cause its employees to vacate any rooms they are occupying at the Mountaineer Lodge. Upon presentation of an invoice for (i) any long distance telephone calls placed by Gamma employees from the Mountaineer Lodge to a number other than the offices of AGEL; and (ii) any alcoholic beverages charged by Gamma employees in the sixty (60) days preceding the effective date of the Stay Agreement, Gamma shall be responsible for full payment to Mountaineer. All such charges shall be made without pre-invoice interest at the rates Mountaineer customarily charges its patrons for the same products and services. Promptly upon determining in the ordinary course any management fees due Gamma under the Management Agreement through June 30, 1995, Mountaineer will pay such fees in full. Gamma expressly agrees, however, that Mountaineer may deduct from such payment as a setoff all sums due Mountaineer from Gamma pursuant to this Section 2.

         Upon Termination, Gamma shall return to Mountaineer all software, records, manuals, books, forms, documents, notes, letters, memoranda, reports, data tables, devices, and apparatus owned or possessed by Mountaineer or Winners, regardless of who prepared them.

         3. MUTUAL RELEASES. Except for those obligations expressly provided for in this Settlement Agreement, including but not limited to Section 4 below (limited indemnity) Winners and Mountaineer on the one hand, and Gamma and AGEL on the other hand, hereby forever release and discharge the other and each of the other's officers, directors, shareholders, employees, agents, affiliates, attorneys, successors, and assigns of and from any and all claims, rights, duties, obligations, debts, liabilities, damages, injuries, actions, and causes of action of every kind and nature, foreseen and unforeseen, contingent and actual, liquidated and unliquidated, suspected and unsuspected, disclosed and undisclosed, whether direct or by way of indemnity, contribution, or otherwise, including without limitation all claims which either party has or might have arising from or related to the Management Agreement or any prior oral or written agreement among the parties.

         Each of the parties hereby acknowledges that it has been advised and is aware of the provisions of Section 1542 of the Civil Code of the State of California, and does hereby expressly waive and relinquish all rights and benefits which it has or may have under said Section 1542, which reads as follows:

                 A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with the debtor.

Each party also waives any similar law or rule.

         4.      LIMITED INDEMNITY.        Notwithstanding anything herein to
the contrary, Gamma and AGEL hereby agree to indemnify and hold Mountaineer and Winners harmless from and against any and all claims, liabilities, losses, actions, suits, or proceedings, at law or in equity, that it may incur or with which it may be threatened by reason of either (i) allegations by third parties that Gamma or AGEL employees engaged in willful or intentional tortious conduct or wrongdoing; or (ii) allegations of willful or intentional violations of the West Virginia Racetrack Video Lottery Act (though the parties are currently unaware of any such allegations). This indemnification shall include but not be limited to expenses (including attorneys' fees) reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever.

         5. EXPRESS WAIVER OF COVENANT NOT TO COMPETE; SERVICES OF AMERICAN NEWCO, INC.

         Mountaineer and Winners each expressly waives and releases Gamma from non-competition provisions set forth in Section 7 of the Management Agreement.

         Gamma and AGEL hereby consent to Mountaineer's or Winners' future use of the services of American Newco, Inc., a corporation wholly owned by Alfred Luciani, president of Gamma and AGEL, and J. Timothy Smith, on a consulting basis on terms upon which they may agree. Gamma and AGEL acknowledge that such employment will not give rise to claims that Mountaineer or Winners thereby engaged in unfair competition, or any similar wrongful conduct with Gamma or AGEL.

         6. CONFIDENTIALITY. Gamma acknowledges that during the term of the Management Agreement, it has had access to non-public information, including trade secrets, that are the property of Mountaineer or Winners. From and after the date hereof, Gamma agrees that it will not disclose to any person information concerning Mountaineer, Winners, or the operation of Mountaineer Racetrack & Resort that is not in the public domain.

         7. FURTHER ACTION. The parties hereto agree to provide, upon reasonable notice, any further documents and to undertake any further action reasonably required to effectuate the purposes of this Settlement Agreement, including, but not limited to, compliance with requests made by state regulators.

         8. HEIRS, SUCCESSORS AND ASSIGNS. This Settlement Agreement shall inure to the benefit of, and shall be binding upon, the heirs, successors, and assigns of the parties hereto as well as each party's present and former affiliated corporations, predecessors, parent corporations, subsidiaries, divisions, operating companies, officers, directors, agents, employees, administrators, representatives, shareholders, accountants, and attorneys, individually as well as in the capacity indicated. However, except as expressly provided herein, this Settlement Agreement is not for the benefit of any person not a party hereto or specifically identified as a beneficiary herein, and is not intended to constitute a third party beneficiary contract.

         9. MERGER AND INTEGRATION. This Settlement Agreement constitutes a single, integrated written contract expressing the entire agreement of the parties hereto with respect to the subject matter hereof. No covenants, agreements, representations or warranties of any kind have been made by any party hereto, except as specifically set forth in this Settlement Agreement. All prior claims, discussions and negotiations have been and are merged and integrated into, and are superseded by this Settlement Agreement.

         10. GOVERNING LAW; FORUM SELECTION. This Settlement Agreement shall be construed in accordance with, and governed by, the laws of the State of West Virginia. The parties hereto agree that any dispute concerning this Settlement Agreement shall be litigated in the Circuit Court of Hancock County, West Virginia, and the parties hereto agree to submit to the jurisdiction of such court.

         IN WITNESS WHEREOF, the parties hereto have approved and executed this Settlement Agreement as of the date first set forth above.


                          WINNERS ENTERTAINMENT, INC.


                          By: /s/ Edson R. Arneault
                             -----------------------------------
                                  Edson R. Arneault, President


                          MOUNTAINEER PARK, INC.


                          By: /s/ Edson R. Arneault
                             ------------------------------------
                                  Edson R. Arneault, President


                          GAMMA OF WEST VIRGINIA, INC.


                          By:  /s/ Alfred Luciani
                             ------------------------------------
                                  Alfred Luciani, President


                          AMERICAN GAMING & ENTERTAINMENT, LTD.


                          By:  /s/ Alfred Luciani
                             ------------------------------------
                                  Alfred Luciani, President

                          By:  /s/ J. Timothy Smith
                             ------------------------------------
                                  J. Timothy Smith, Executive Vice
                                  President & Chief Operating Officer